EXHIBIT 99.(c)
[GRAPHIC OMITTED]
Florida Power Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

Contact: Karen Raihill (813) 866-5023


                    FLORIDA POWER CORPORATION ASKS TO RECOVER
                                HIGHER FUEL COSTS


         St. Petersburg, FL (January 14, 1997) -- Florida Power Corporation is seeking an increase in the fuel expense portion of customer bills, mainly due to an extended maintenance outage at the Crystal River nuclear plant.

         The average 1,000-kilowatt-hour bill for residential customers would increase from $83.39 to $88.65, effective April 1. This increase is subject to approval by the Florida Public Service Commission.

         This additional fuel charge represents the fuel cost of replacement power to make up for the nuclear plant being out of service. It also reflects higher oil and natural gas prices.

         Fuel expense charges are a direct "pass-through" item on customer bills, which means Florida Power does not earn any profit or mark-up on these amounts.

         Florida Power's replacement power fuel costs are approximately $10 million a month. This includes the cost of running more expensive generation such as the company's peaker power plants that operate on distillate oil, and purchasing power from other utilities.

         "We are very sensitive, of course, to increases for our customers. To lessen the impact, we are asking that these fuel costs be spread out over a 12-month period instead of the customary six," said Joe Richardson, president and chief operating officer of Florida Power.

         "We are working diligently to return the nuclear plant to service. The impact to bills is higher than we would like. However, we believe the steps we are taking will reduce costs to our customers in the long term by ensuring the plant resumes its strong performance record," Richardson said.



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         During the nuclear outage, Florida Power will resolve design issues aimed at improving plant equipment safety operating margins. The company is holding regular technical review meetings between its nuclear restart team and one created by the Nuclear Regulatory Commission.

         The primary issue involves addressing electrical loading on one of the plant's two emergency diesel generators. The generators would supply power to the emergency core cooling system in the event there is a loss of off-site electricity.

         Company management is reviewing possible options to resolve the loading issue. Under any of the alternatives, the company's nuclear engineers have determined that resolving the generator issue will extend the outage beyond the original restart date of February 28.

         The most probable option that has been identified involves upgrading the diesel generator to increase its loading capacity and then having the manufacturer of the diesel generator modify and rerate the generator's maximum loading to approximately 4,100 KW from its current 3,500 KW rating.

         If preliminary tests to be completed in April indicate the modifications and a higher rating are achievable, the company would expect the nuclear plant to restart during the fourth quarter of 1997.

         Fuel costs are reviewed twice a year by the Public Service Commission. These costs take into account actual figures for the previous six months, as well as projected costs for the next six months. A "true-up" of these costs is included in any change to the fuel charge. Changes take effect every six-month period, starting on April 1 and October 1.

         The Commission will hold fuel adjustment hearings on February 19-21 for all of the state's investor-owned utilities.

         Florida Power, the state's second-largest electric utility, is the principal subsidiary of St. Petersburg-based Florida Progress Corporation (NYSE:FPC) and serves 1.3 million customers in central and northern Florida.

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